Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
May 1, 2025	Kevin Gundersen	Ivan Marcuse
The Woodlands, TX	(281) 719-4627	(281) 719-4637

NYSE: HUN

Huntsman Announces Officer Changes: Tony Hankins to Retire and Steen
Weien Hansen Named Division President, Huntsman Polyurethanes

THE WOODLANDS, Texas — Huntsman Corporation (NYSE: HUN) announced today that Tony Hankins, the Division President of the Company’s Polyurethanes business unit, has elected to retire at the end of this calendar year, and that Steen Weien Hansen, currently serving as Senior Vice President, responsible for the global automotive, elastomers and the Americas business units in the Division, will be appointed Division President of Huntsman Polyurethanes effective June 1, 2025.

Mr. Hankins has had a long and storied career at Huntsman and its predecessor, Imperial Chemical Industries, starting in the company in 1980, being promoted through the ranks there on multiple occasions, helping Huntsman build its China business, and serving as one of the Company’s most trusted senior executives. He will continue to advise senior management and the Board through December 31, 2025, and support the full handover of his duties as Division President to Mr. Hansen on June 1, 2025. The Company is immensely thankful to Tony for his many years of committed service.

Mr. Hansen joined the Company with its acquisition of the polyurethanes division of Imperial Chemical Industries in 1999 in the corporate purchasing group and moved into the Polyurethanes business in a commercial capacity in Europe two years later. He spent seven years in the Company’s Advanced Materials business, serving as Vice President of its Asia Pacific operations for 4 years before returning to Polyurethanes as Vice President of its European, India and Middle East region and reporting to Mr. Hankins. Steen relocated to the United States in 2022 to focus on addressing developing challenges in the division’s global operations and Americas region.

Peter R. Huntsman, Huntsman’s President, CEO and Chairman, commented:

"During his tenure, Tony Hankins has served Huntsman with incredible distinction. His industry knowledge and creativity have made him immensely valuable to our company and he has trained and positively influenced an entire generation of managers. In this respect, I know his influence will be felt for many years to come.”

"In his own right, Steen has built a well-deserved reputation as a fierce executor of corporate strategy over his 20-plus years at the Company. During his past three years in the United States, he has more than demonstrated strong leadership capabilities and strategic thinking. We will certainly utilize Steen’s full skillset going forward.”

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2024 revenues of approximately $6 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 60 manufacturing, R&D and operations facilities in approximately 25 countries and employ approximately 6,300 associates within our continuing operations. For more information about Huntsman, please visit the company's website at www.huntsman.com.

Social Media:

Twitter: www.twitter.com/Huntsman_Corp
Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Certain information in this release constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company's operations, markets, products, services, prices and other factors as discussed under the caption "Risk Factors" in the Huntsman companies' filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, including any delay of, or other negative developments affecting the ability to implement cost reductions, timing of proposed transactions, and manufacturing optimization improvements in Huntsman businesses and realize anticipated cost savings, and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.